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Wells Fargo Advantage Funds
525 Market Street, 12th Floor
San Francisco, CA 94105
wellsfargo.com/advantagefunds

October 13, 2015

Filing Desk

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:  Wells Fargo Variable Trust – File Nos. 333-74283; 811-09255

Dear Sir or Madam:

Pursuant to Rule 17g-1(g)(1)(B) of the Investment Company Act of 1940, we are filing on behalf of Wells Fargo Variable Trust (the “Trust”) an amendment to the joint insured fidelity bond to which the Trust is a named insured.

There have been no other amendments to the documents and information relating to the joint insured fidelity bond previously filed on September 14, 2015.

Sincerely,

Johanne Castro

Assistant Secretary

Not FDIC Insured – No Bank Guarantee – May Lose Value